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                                     December    , 1995





Re: Merger of Carnegie Bancorp with
    Regent Bancshares Corp.



Carnegie Bancorp                Regent Bancshares Corp.
619 Alexander Road              1430 Walnut Street
Princeton, New Jersey 0854      Philadelphia, Pennsylvania 19120

Ladies and Gentlemen:



          You have requested an opinion on the Federal tax consequences of the proposed transaction involving (1) the proposed merger of Regent Bancshares Corp., a New Jersey corporation and registered bank holding company ("Regent"), with and into Carnegie Bancorp, a New Jersey corporation and registered bank holding company ("Carnegie"), with Carnegie as the surviving corporation (the "Merger") and (2) immediately after the Merger, the proposed merger of Regent National Bank, a national banking association which is a wholly-owned subsidiary of Regent ("Bank"), with and into Carnegie Bank, N.A., a national banking association which is a wholly-owned subsidiary of



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 2



Carnegie ("CBN"), with CBN as the surviving corporation (the "Bank Merger"j.


          The proposed two-part transaction is described in the section of this letter entitled "Statement of Facts," and the Federal tax consequences of the acquisition are set forth in the section of this letter entitled "Opinion."


                              STATEMENT OF FACTS


          The Merger will be effected pursuant to the provisions of the Amended and Restated Agreement and Plan of Merger dated as of August 30, 1995, by and among Carnegie, CBN, Regent and the Bank (the "Agreement"). (Capitalized terms used herein not otherwise defined shall have the meanings given to such terms in the Agreement.) Pursuant to the execution of the Agreement, the Bank and CBN shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") for delivery to the Comptroller of the Currency ("OCC") for approval of the Bank Merger. This opinion is delivered pursuant to Section 6.1(d) of the Agreement.


Subject to the terms and conditions of the Agreement, at the Effective Time, Regent shall be merged with and into


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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 3




Carnegie in accordance with the provisions of the New Jersey Business Corporation Act ("NJBCA"), with Carnegie as the surviving corporation of the Merger. Also, immediately following the Effective Time, the Bank shall be merged with and into CBN in accordance with the National Bank Act, as amended, with CBN as the surviving corporation.


          Pursuant to the Agreement, at the Effective Time, each issued and outstanding share of Regent Common Stock (other than Dissenting Shares, as defined below) shall be canceled and extinguished and be converted into the right to receive .75 shares of Carnegie Common Stock.


Pursuant to the Agreement, at the Effective Time, each issued and outstanding share of Regent Series A Preferred Stock (other than Dissenting Shares) shall be canceled and extinguished and be converted into the right to receive one share of Carnegie Series A Convertible Preferred Stock, $1.10 par value ("Carnegie Series A Preferred Stock") with substantially the same terms, rights and conditions as the Regent Series A Preferred Stock, except that (i) such Carnegie Series A Preferred Stock shall be convertible into 0.75 shares of Carnegie Common Stock, (ii) the voting rights of the holders of Carnegie Series A Preferred Stock will be more restricted than the voting rights of the holders of



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 4




Regent Series A Preferred Stock and (iii) holders of Carnegie Series A Preferred Stock shall be entitled to receive an annual dividend at the rate of 0.075 shares of Carnegie Common Stock for each share of Carnegie Series A Preferred Stock held, in each case subject to adjustment as provided in Carnegie's Certificate of Incorporation.


          Pursuant to the Agreement, at the Effective Time, each outstanding Organizer Option shall be canceled and extinguished and be converted into New Options which may be used to purchase .637213 shares of Carnegie Common Stock at an exercise price equal to the weighted average exercise price of all outstanding options to purchase Carnegie Common Stock held by officers and directors of Carnegie as of the date of the Agreement. Such New Options shall otherwise have the same terms and conditions, including expiration dates, as those certain options granted by Carnegie to its officers and directors on June 28, 1995 (the "June Options").


Pursuant to the Agreement, prior to the Effective Time, Regent shall provide notice of redemption to the holders of its Series B, C, D and E Preferred Stock in accordance with their respective terms and, prior to the Effective Time, each issued and outstanding share of Regent Series B, C, D and E Preferred



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 5



Stock shall be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificates representing such shares of stock, to receive either shares of Carnegie Common Stock or Carnegie Series A Preferred Stock.


          Pursuant to the Agreement, at the Effective Time, each issued and outstanding Organizer Warrant shall be canceled and extinguished and be converted into the right to receive, upon surrender of the certificates representing such Organizer Warrants, .24325 shares of Carnegie Common Stock.


          Pursuant to the Agreement, at the Effective Time, each issued and outstanding Underwriter Option shall be canceled and extinguished and be converted into the right to receive, upon surrender of the certificates or instruments representing such Underwriter Options, one share of Carnegie Common Stock for each 19.645 shares of Regent Common Stock purchasable pursuant to the Underwriter Options and purchasable upon exercise of the warrants purchasable pursuant to the Underwriter Options.


          Pursuant to the Agreement, at the Effective Time, each Regent Stock Option, Public Warrant and Put Option Warrant issued and outstanding shall be canceled and extinguished and be converted into the right to receive, upon the surrender of the



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 6



certificates or instruments representing such options or warrants, one share of Carnegie Common Stock for each 7.5 shares of Regent Common Stock theretofore purchasable upon the exercise of such Regent Stock Option, Public Warrant or Put Option
Warrant.


          Pursuant to the Agreement and the Bank Merger Agreement, the issued and outstanding shares of the capital stock of the Bank will be canceled and extinguished as a consequence of the Bank Merger. No additional stock of CBN will be issued pursuant to the Bank Merger.



          No fractional shares of Carnegie Common Stock will be issued in the Merger, and in lieu thereof, any holder of any Regent stock and/or security who would otherwise be entitled to receive a fractional share of Carnegie Common Stock will receive an amount in cash determined by multiplying such fractional interest by the average closing price of Carnegie Common Stock on the NASDAQ National Market System during the first ten (10) trading days of the fifteen
(15) days preceding the Effective Time.


          Any holder of Regent Common Stock, Regent Series A
Preferred Stock or Carnegie Common Stock has the right to dissent



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 7




to the transactions contemplated by the Agreement in the manner provided in
Section 14A:11-2 of the NJBCA. Subject to such qualifications and requirements described more fully in the Agreement, such dissenting stockholders are entitled to receive a payment equal to the fair value of their shares in accordance with the provisions of Section 14A:11-3 of the NJBCA ("Dissenting Shares").


                              *        *        *


          In providing the opinions set forth below, we have requested and received certain specific representations from Carnegie and Regent regarding the Merger and the Bank Merger and related aspects of these transactions, all of which are set forth below, upon which we have relied in rendering our opinion. The parties to the Merger and the Bank Merger understand and acknowledge that any inaccuracy in such representations may cause some or all of the opinions set forth herein to be inaccurate or inapplicable to the Merger or Bank Merger in whole or in part. Specifically, Carnegie and Regent have represented that:


          1. The fair market value of the Carnegie Common Stock received by each holder of Regent Common Stock in connection with the Merger will be approximately equal to the fair market value




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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 8




of the Regent Common Stock surrendered in the Merger. The fair market value of the Carnegie Series A Preferred Stock received by each holder of Regent Series A Preferred Stock in connection with the Merger will be approximately equal to the fair market value of the Regent Series A Preferred Stock surrendered in the Merger.



          2. Taking all due account of the fact that (1) Carnegie shall have the option to redeem the Carnegie Series A Preferred Stock issued in the Merger and
(2) the holders of Carnegie Series A Preferred Stock shall have the right to convert such Carnegie Series A Preferred Stock into Carnegie Common Stock, the owners of Regent Common Stock and/or Regent Series A Preferred Stock shall receive in the Merger, solely by virtue of owning Regent Common Stock and/or Regent Series A Preferred Stock, a number of shares of Carnegie Common Stock or Carnegie Series A Preferred Stock having a value, as of the date of the Merger, equal to or greater than (50%) of the value of all of the formerly outstanding shares of stock of Regent as of the same date. The Carnegie Common Stock and/or Carnegie Series A Preferred Stock issued in exchange for the Regent Common Stock and/or Regent Series A Preferred Stock will not be redeemable, other than as provided above, by Carnegie.




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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 9




          3. There is no plan or intention on the part of the shareholders of Regent who (individually or collectively) own one percent (1%) or more of the stock of Regent and, to the best knowledge of the management of Regent, there is no plan or intention on the part of the remaining shareholders of Regent, to sell, exchange, grant an option to buy, or otherwise dispose of a number of shares of Carnegie Common Stock and/or Carnegie Series A Preferred Stock received in the Merger that would cause the remaining shares of Carnegie Common Stock and/or Carnegie Series A Preferred Stock owned by the former shareholders of Regent to have a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of stock of Regent as of the same date. For purposes of this representation, Dissenting Shares or shares of Regent Common Stock or Regent Series A Preferred Stock exchanged for cash in lieu of fractional shares of Carnegie Common Stock, are treated as outstanding stock of Regent on the date of the Merger. Moreover, shares of Regent stock and shares of Carnegie stock held by shareholders of Regent and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are taken into account in making this representation.


           4. Immediately prior to the Merger, Regent shall own and hold 100% of the issued and outstanding shares of the capital



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 10




stock of the Bank and no other shares of the capital stock of the Bank shall be issued and/or outstanding.


          5. Upon the completion of the Merger, Carnegie shall momentarily own and hold 100% of the issued and outstanding shares of the capital stock of the Bank and no other shares of the capital stock of the Bank shall be issued and/or outstanding.


          6. Upon the completion of the Merger, there will be no rights, options, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Bank, nor will there be any securities outstanding which are convertible into the capital stock of the Bank.


          7. Immediately prior to and after completion of the Merger and the Bank Merger, Carnegie shall own and hold 100% of the issued and outstanding shares of the capital stock of CBN and no other shares of the capital stock of CBN shall be issued and/or outstanding.


          8. There is no plan or intention on the part of Carnegie to sell, exchange, grant an option to buy, or otherwise dispose of a number of shares of the stock of the Bank received



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 11



in the Merger that would reduce Carnegie's ownership of the stock of the Bank to a number of shares having a value, as of the date of the Bank Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the Bank as of the same date.


          9. Carnegie has no plan or intention to sell or otherwise dispose of any of the assets of Regent it acquires in the Merger, except for dispositions appropriate in the ordinary course of business. CBN has no plan or intention to sell or otherwise dispose of any of the assets of the Bank it acquires in the Bank Merger, except for dispositions appropriate in the ordinary course of business.


          10. The payment of cash in lieu of fractional shares of Carnegie Common Stock is solely for the purpose of avoiding the expense and inconvenience to Carnegie of issuing fractional shares of Carnegie Common Stock and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to Regent shareholders in lieu of fractional shares of Carnegie Common Stock will not exceed one percent (1%) of the aggregate consideration that will be issued to all Regent shareholders with respect to their Regent stock surrendered in the transaction.



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 12



          11. The liabilities of Regent assumed by Carnegie (if any) in the Merger and the liabilities to which the transferred assets of Regent are subject (if any) were incurred by Regent in the ordinary course of its business.


          12. The liabilities of the Bank assumed by CBN (if any) in the Bank Merger and the liabilities to which the transferred assets of the Bank are subject (if any) were incurred by the Bank in the ordinary course of its business.


          13. Following the Merger, Carnegie will continue the historic business of Regent and use a significant portion of Regent's historic business assets in a business. Following the Bank Merger, CBN will continue the historic business of the Bank and use a significant portion of the Bank's historic business assets in a business.


          14. Carnegie, Regent, CBN, the Bank and the shareholders of Regent will pay their respective expenses, if any, incurred in connection with the Merger and/or the Bank Merger.


          15. There is no intercorporate indebtedness existing between Regent and Carnegie on one hand or the Bank and CBN on



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 13



the other hand that was issued, acquired, or will be settled at a discount in connection with the Merger and/or the Bank Merger.


          16. No parties to the Merger or Bank Merger are investment companies as defined in Code Section 368(a)(2)(F)(iii) of the Internal Revenue Code of 1986, as amended (the "Code").


          17. Regent and/or the Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).


          18. The fair market value of the assets of Regent transferred to Carnegie in the Merger will be equal to or will exceed the sum of the liabilities assumed by Carnegie pursuant to the Merger, as increased by any liabilities to which the transferred assets are subject. The fair market value of the assets of the Bank transferred to CBN in the Merger will be equal to or will exceed the sum of the liabilities assumed by CBN pursuant to the Merger, as increased by any liabilities to which the transferred assets are subject.


          19. The Merger is based on valid business purposes unrelated to the avoidance of Federal income tax and will constitute a statutory merger under the laws of the states of



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 14



incorporation and the applicable jurisdictions of the corporations involved in the Merger. The Bank Merger is based on valid business purposes unrelated to the avoidance of Federal income tax and will constitute a statutory merger under the laws of the states of incorporation and the applicable jurisdictions of the corporations involved in the Bank Merger.


          20. Pursuant to the Merger, Carnegie will acquire ninety percent (90%) or more of the fair market value of the net assets and seventy percent (70%) or more of the fair market value of the gross assets held by Regent immediately prior to the Merger. For purposes of this representation, amounts paid by Regent to dissenting shareholders of Regent, amounts paid by Regent to shareholders who receive cash or other property, assets of Regent used to pay its reorganizational expenses and all redemptions and distributions (except for regular dividends) made by Regent immediately prior to the Merger are included as assets of Regent held immediately prior to the Merger.


          21. Pursuant to the Bank Merger, CBN will acquire ninety percent (90%) or more of the fair market value of the net assets and seventy percent (70%) of the fair market value of the gross assets held by the Bank immediately prior to the Bank Merger. For purposes of this representation, assets of the Bank



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 15



used to pay its reorganizational expenses and all redemptions and distributions (except for regular dividends) made by the Bank immediately prior to the Bank Merger are included as assets of the Bank held immediately prior to the Bank Merger.


          22. None of the compensation received by any shareholder who is also an employee of Regent shall be separate consideration for, or allocable to, any of their shares of Regent capital stock acquired or received in the Merger; none of the shares of Carnegie capital stock shall be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder who is also an employee of Regent shall be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


          23. No stock of CBN will be issued in the Bank Merger and Carnegie and CBN have no plan or intention to grant any options to buy stock of CBN.


                            LIMITATIONS ON OPINION


          Our opinion expressed herein is based solely upon the facts and representations set forth herein above and in the




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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 16



Agreement, the Bank Merger Agreement and in the Registration Statement/Form S-4 prepared by Carnegie. To the extent any of the facts or representations relied on by us are not truthful or are inaccurate, the opinions contained herein would necessarily have to be modified in whole or in part or would be undeliverable.


          We have examined the Agreement, the Bank Merger Agreement and the Regulation Statement/Form S-4. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinion expressed herein, we have relied on the representations of the parties to the Merger and the Bank Merger set forth herein without undertaking to verify the same by independent investigation.

          The following opinions are based on our analysis of the Code, the applicable United States Treasury Department Regulations promulgated or proposed thereunder (the "Regulations"), current positions of the Internal Revenue Service (the "Service") contained in published revenue rulings and revenue procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time. Any future amendment or



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 17




amendments to the Code, the Regulations or new Federal judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion or render such opinion undeliverable. No opinion is expressed herein with regard to the Federal tax consequences of the Merger and/or the Bank Merger under any sections of the Code except if and to the extent such section is specifically referenced.


                                    OPINION


          Based solely upon the forgoing facts, representations and information and assuming Carnegie's acquisition of Regent and the Bank occurs in accordance with the Agreement and the Bank Merger Agreement (and taking into consideration the limitations set forth above and at the end of this opinion), it is our opinion that under current Federal tax law:


          1. The Merger qualifies as a "reorganization" within the meaning of Code Section 368(a)(1)(A). The Bank Merger qualifies as a "reorganization" within the meaning of Code
Sections 368(a)(1)(A) and 368(a)(2)(D).


          2. No gain or loss will be recognized for Federal income tax purposes by Regent on the transfer of its assets to




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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 18




Carnegie and the assumption by Carnegie of Regent's liabilities pursuant to the Merger. Code Sections 361(a) and 357(a).


          3. Carnegie will recognize no gain or loss for Federal income tax purposes upon the receipt by Carnegie of Regent's assets in exchange for Carnegie Common Stock and Carnegie Series A Preferred Stock, the assumption by Carnegie of the liabilities of Regent, and payments by Carnegie to shareholders of Regent in lieu of issuing fractional shares.
Code Section 1032.


          4. No gain or loss will be recognized for Federal income tax purposes by the Bank on the transfer of its assets to CBN and CBN's assumption of the Bank's liabilities pursuant to the Bank Merger. Code Sections 361(a) and 357(a).


          5. Neither Carnegie nor CBN will recognize any gain or loss for Federal income tax purposes upon the receipt by CBN of the Bank's assets and the assumption by CBN of the Bank's liabilities in the Bank Merger. Code Section 1032 and Proposed Regulation Section 1.1032-2.


          6. No gain or loss will be recognized for Federal income tax purposes by the holders of Regent Common Stock who,




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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 19



pursuant to the Merger, receive no consideration for such Regent Common Stock other than Carnegie Common Stock (except to the extent holders of Regent Common Stock receive cash in lieu of fractional shares of Carnegie Common Stock in connection with the Merger pursuant to the Agreement). No gain or loss will be recognized for Federal income tax purposes by holders of Regent Series A Preferred Stock who, pursuant to the Merger, receive no consideration for such Regent Series A Preferred Stock other than Carnegie Series A Preferred Stock. Code Section 354(a).


          7. Holders of Regent Common Stock receiving cash in lieu of fractional shares of Carnegie Common Stock will be treated for Federal tax purposes as if such fractional shares of Carnegie Common Stock had been issued by Carnegie and then subsequently redeemed by Carnegie and will be taxed on any gain in an amount which shall not exceed the amount of cash received. Code Section 356(a). Whether the cash received by a holder of Regent Common Stock in lieu of fractional shares of Carnegie Common Stock is characterized as a dividend (taxable as ordinary income) or as payment in exchange for Carnegie Common Stock (taxable as capital gain) will depend on whether such distribution of cash, when viewed as part of the Merger as a whole and as a redemption by Carnegie, more closely resembles or represents a dividend distribution or, alternatively, a payment



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Carnegie Bancorp
Regent Bancshares
December   , 1995
Page 20



in exchange for Carnegie Common Stock under principles analogous to those under Code Section 302(b).


          8. The basis of the Carnegie Common Stock and/or Carnegie Series A Preferred Stock received by the holders of Regent Common Stock and/or Regent Series A Preferred Stock and exchanged for such stock in connection with the Merger will be, in each instance, the same as the adjusted basis of the Regent Common Stock and/or Regent Series A Preferred Stock surrendered in exchange therefor. Code Section 358(a).


          9. The holding period of the Carnegie Common Stock and/or Carnegie Series A Preferred Stock received by the holders of Regent Common Stock and/or Regent Series A Preferred Stock and exchanged for such stock in connection with the Merger shall include the period during which such holders of Regent Common Stock and Regent Series A Preferred Stock held such stock, provided that the Regent Common Stock and/or Regent Series A Preferred Stock surrendered was held as a capital asset by the holders thereof. Code Section 1223(1).


          10. Carnegie's tax basis in the assets of Regent received by Carnegie in connection with the Merger will be, in each instance, the same as the adjusted tax basis of Regent in



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 21



such assets immediately prior to the Merger. Code Section
362(b).


          11. CBN's tax basis in the assets of the Bank received by CBN in connection with the Bank Merger will be, in each instance, the same as the adjusted tax basis of the Bank in such assets immediately prior to the Bank Merger. Code Section
362(b).


          12. The holding period of the assets of Regent received by Carnegie in connection with the Merger shall include the period during which Regent held such assets. Code Section
1223(2).


          13. The holding period of the assets of the Bank received by CBN in connection with the Bank Merger shall include the period during which the Bank held such assets. Code Section
1223(2).


          We express no opinion with regard to the Federal tax consequences that can, as a result of the transactions contemplated within the context of the Merger and Bank Merger, be anticipated by the holders of Regent Series B, C, D and E Preferred Stock, Organizer Options, Organizer Warrants,



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Carnegie Bancorp
Regent Bancshares
December    , 1995
Page 22



Underwriter Options, Regent Stock Options, Public Warrants and Put Options Warrants or to Carnegie or Regent regarding the redemption, cancellation and/or conversion of such Regent Series B, C, D and E Preferred Stock, Organizer Options, Organizer Warrants, Underwriter Options, Regent Stock Options, Public Warrants or Put Option Warrants.


          The foregoing opinion provides only a summary of certain Federal income tax consequences of the Merger and the Bank Merger and does not purport to be a complete analysis or listing of all potential tax effects.


          Since this letter is rendered in advance of the Effective Time, we have assumed that the Merger and Bank Merger will be consummated in accordance with the Agreement and the Bank Merger Agreement, and that the facts and representations on which we have relied will remain unchanged from the date of this letter through the Effective Time. Any change in the Merger or Bank Merger or in any related fact, circumstance or transaction may necessitate the modification of our opinion or may render it undeliverable. This opinion represents our views as to the interpretation of existing law and cannot be taken as an assurance as to the manner in which the law will subsequently develop. Accordingly, no assurance can be given that the Service



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Carnegie Bancorp
Regent Bancshares
December _ , 1995
Page 23



will not alter its present position either prospectively or retrospectively or will not adopt new positions with regard to any of the matters upon which we are rendering an opinion, nor can any assurance be given that the Service will not audit Carnegie, Regent, CBN or the Bank or question any of the opinions expressed herein. We consent to the inclusion of this opinion as an exhibit to the Registration Statement/Form S-4 of Carnegie and to the references to and summary of this opinion in such Registration Statement/Form S-4.


          This opinion is delivered solely for the benefit of Carnegie and Regent and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent, except as provided herein.




                                    Very truly yours,